Exhibit 21.1

SUBSIDIARIES OF GENESIS GROUP HOLDINGS, INC.

Rives-Monteiro Leasing, LLC
Tropical Communications, Inc.
ADEX Corporation
ADEX Puerto Rico LLC
T N S, Inc.